Exhibit 23(c)1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-209779 on Form S-3 of our reports dated February 21, 2017, relating to the financial statements and financial statement schedule of Georgia Power Company, appearing in this Annual Report on Form 10-K of Georgia Power Company for the year ended December 31, 2016.

/s/Deloitte & Touche LLP
Atlanta, Georgia
February 21, 2017